As filed with the Securities and Exchange Commission on October 28, 2019

Registration Statement File No. 333-216515

Registration Statement File No. 333-222281

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-216515)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-222281)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C&J Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-4808566
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

3990 Rogerdale Rd.

Houston, Texas 77042

(713) 325-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Danielle Hunter

Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary

C&J Energy Services, Inc.

3990 Rogerdale Rd.

Houston, Texas 77042

(713) 325-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey, P.C.

Adam D. Larson, P.C.

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

(713) 836-3600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

C&J Energy Services, Inc., a Delaware corporation (“C&J” or the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister:

i.

any and all securities, registered but unsold or otherwise unissued as of the date hereof under Registration Statement No. 333-216515, filed with the SEC on March 7, 2017, registering 30,000,000 shares of common stock, par value $0.01 per share; and

ii.

any and all securities, registered but unsold or otherwise unissued as of the date hereof under Registration Statement No. 333-222281, filed with the SEC on December 22, 2017, registering 4,419,993 shares of common stock, par value $0.01 per share.

On June 16, 2019, the Registrant entered into an Agreement and Plan of Merger with Keane Group, Inc. (“Keane”) and King Merger Sub Corp. (“Merger Sub”), pursuant to which (i) Merger Sub will merge with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Keane. The Merger was approved by the stockholders of each of C&J and Keane on October 22, 2019 at the C&J special meeting and the Keane special meeting, respectively. The Merger is expected to close on October 31, 2019. Following completion of the Merger, the combined company will be renamed NexTier Oilfield Solutions Inc. and will be headquartered in Houston, Texas. The combined company will trade on the New York Stock Exchange under the ticker symbol “NEX.”

As a result of the Merger and transactions related thereto, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. Accordingly, the Registrant by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Item 9 of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 28, 2019.

C&J ENERGY SERVICES, INC.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.

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